PROSPECTUS

                              ESYNCH CORPORATION
                              4600 CAMPUS DRIVE
                           NEWPORT BEACH, CA  92660
                          TELEPHONE:  (949) 833-1220

                        370,000 SHARES OF COMMON STOCK
                              ($.001 PAR VALUE)

          This Prospectus relates to the offer and sale of 370,000 shares of common stock, $.001 par value ("Common Stock"), of Esynch Corporation (the "Company"), which may be offered hereby from time to time by the Selling Stockholders named herein for their own benefit. The Company was incorporated in Delaware on December 21, 1988, as Tri-Nem, Inc. On October 5, 1994, the Company changed its name to Innovus Corporation.
     On November 9, 1998, the Company changed its name to ESYNCH CORPORATION.

          All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the over-the-counter bulletin board, or otherwise, at prices and terms then obtainable, or in negotiated transactions. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholders. The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

          The Common Stock of the Company is traded in the over-the-counter market under the symbol "ESYN." On January 28, 1999, the last reported sale price of the Company's Common Stock on the over-the-counter bulletin board was $3.9375.


          SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this Prospectus is January 29, 1999.

                              TABLE OF CONTENTS

     RISK FACTORS                                         3
     AVAILABLE INFORMATION                                6
     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE      7
     THE COMPANY                                          8
     USE OF PROCEEDS                                      9
     SELLING STOCKHOLDERS                                 9
     PLAN OF DISTRIBUTION                                 10
     LEGAL MATTERS                                        10
     EXPERTS                                              10
     INDEMNIFICATION OF DIRECTORS AND OFFICERS            11



                                 RISK FACTORS

          THIS DOCUMENT CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT THAT INVOLVE RISKS AND UNCERTAINTIES. IN ADDITION, THE COMPANY MAY FROM TIME TO TIME MAKE FORWARD LOOKING STATEMENTS ORALLY OR IN WRITING. THE WORDS "ESTIMATE," "PROJECT," "POTENTIAL," "INTENDED," "EXPECT," "BELIEVE" AND SIMILAR EXPRESSIONS OR WORDS ARE INTENDED TO IDENTIFY FORWARD LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN ANY FORWARD LOOKING STATEMENTS AS A RESULT OF A WIDE VARIETY OF FACTORS AND CONDITIONS, INCLUDING, AMONG OTHERS, GENERAL ECONOMIC CONDITIONS, TECHNOLOGICAL ADVANCES, THE TIMING OF NEW PRODUCT INTRODUCTIONS, POLITICAL AND ECONOMIC RISKS INVOLVED IN FOREIGN MARKETS AND THE TIMING OF EXPENDITURES, AS WELL AS THE RISKS DETAILED BELOW OR IN OUR OTHER SEC FILINGS. BECAUSE OF THESE AND OTHER FACTORS THAT MAY AFFECT THE COMPANY'S OPERATING RESULTS, INVESTORS SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS.

     LACK OF OPERATING HISTORY

            The combining of the businesses of Intermark, Softkat, Sonoma, and others, may not create synergies and may be difficult to manage. Each of these businesses had been unprofitable separately. The combined financial results of these entities have not yet been reported in any filing with the SEC.

     LACK OF RECENT PROFITS FROM OPERATIONS

          The Company has incurred operating losses in all recent years and quarters. There can be no assurance against operating losses in future periods, or that the Company's acquisitions will lead to improved operating results. Results of operations may fluctuate significantly and will depend upon numerous factors.

     POOR FINANCIAL POSITION

          The Company has had a very poor financial position, and is seeking equity investment in unregistered private placements of restricted shares, the terms of which are not yet determined. This Prospectus is not offering any Common Stock on behalf of the Company, and the Company will receive none of the proceeds.

     BUSINESS AND PROPOSED BUSINESSES

          The Company abandoned its former business, which was conducted by Innovus Multimedia, Inc. The businesses of Intermark, Softkat, and Sonoma are primarily software publishing and distribution. These businesses had not been profitable historically. The Company may acquire Kissco Software, Inc. and other potential acquisitions are considered from time to time.

     LACK OF MARKET FOR THE COMMON STOCK

          The trading of the Common Stock is thin and sporadic. The Common Stock is not quoted except on the over-the-counter bulletin board. Quotations may not reflect actual sales prices. Quotations may include inter-dealer mark-ups, mark-downs or discounts.

     COMPETITION

          The market for the Company's products is intensely competitive. Many of the companies that have developed competing technologies and that market competing products have significantly greater financial, technical and marketing resources than the Company.

     RAPID TECHNOLOGICAL CHANGE

          The technology underlying the Company's products and services is subject to rapid change. If one or more of the Company's competitors were to introduce competing products with superior technological features, such introduction could have a material adverse effect on the success of the Company's products.

     DEPENDENCE ON PROPRIETARY RIGHTS; RISK OF INFRINGEMENT CLAIMS

          The Company relies on a combination of trade secrets, copyrights, trademarks, service marks and contractual rights to protect its technology and software. The use of trade secrets, copyrights and contractual protections will not necessarily protect the Company from the use by other persons of its technology or software, or technology or software that is similar to that which is embodied in the Company's trade secrets or copyrights. There can be no assurance that others will not be able to duplicate the Company's technology and software in whole or in part. In addition, the laws of certain countries may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The inability of the Company to protect its intellectual property and proprietary technology could have a material adverse effect on its business, operating results and financial condition.

     ABILITY TO MANAGE GROWTH AND EXPANSION

          The Company has experienced growth through acquisition over the past few quarters and plans to continue to expand its operations both internally and potential future acquisitions. The management of the Company's growth, if any, will require continued expansion of the Company's operational and financial control systems, as well as a significant increase in the Company's costs. In addition, as a result of the planned expansion, the Company's operating expenses have increased and the Company's operating results will be adversely affected if sales do not increase as anticipated.

     DEPENDENCE ON KEY RELATIONSHIPS

          The Company believes that strategic alliances are important to its prospects for future success. Alliances may not materialize and may not be sustainable.

     CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATED ENTITIES

          As of December 31, 1998, the officers, directors, principal stockholders and their affiliates owned approximately 75% of the outstanding Common Stock. If such stockholders were to act in concert, they would be able to control substantially all matters requiring approval by the stockholders of the Company, including the election of directors. Such concentration of ownership could discourage or prevent a change in control of the Company.

     POSSIBLE VOLATILITY OF STOCK PRICES

          The market prices for securities of technology companies, including the Company, have been volatile. Quarter to quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, announcements of major contract awards and other events or factors may have a significant impact on the market price of the Common Stock. In addition, the securities of many technology companies have experienced extreme price and volume fluctuations, which have often been unrelated to the companies' operating performance. These conditions may adversely affect the market price of the Company's Common Stock.

     ANTI-TAKEOVER PROVISIONS

          The Company's Certificate of Incorporation provides for 400,000 authorized but unissued shares of Preferred Stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Company's Board of Directors without any further vote or action by the stockholders. Further, Section 203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the stockholders and therefore could adversely affect the price of the Common Stock.

     YEAR 2000 COMPLIANCE

          Many existing software programs use only two digits to identify the year in the date field. If such programs are not corrected, date data concerning the Year 2000 could cause many computer applications to fail, lock-up or generate erroneous results. The Company is in the process of identifying and assessing its mission-critical systems related to the Year 2000 and will commit the resource necessary to resolve any potential Year 2000 issues. Although the Company is addressing such issues in what it considers sufficient time prior to century rollover, there can be no assurance that there will be no interruption of operations or other limitations of system functionality, or that the Company will not incur substantial costs to avoid such occurrences. The Company is currently assessing the cost to remediate its Year 2000 issues. Although the actual costs to remediate these issues is not yet fully known, based upon information to date, it is expected that the remediation will not have a material impact on the Company's financial condition or operating results. However, failure to identify the mission-critical systems related to Year 2000 or failure to commit the resources necessary to resolve the Year 2000 issues on a timely basis, could have a material impact on the Company's financial condition or operating results.



     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON.


     AVAILABLE INFORMATION

          The Company files annual reports, quarterly reports, current reports, and proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such materials may be obtained electronically by visiting the Commission's Web site on the Internet at http://www.sec.gov/. The Company maintains a Web site at http://www.intermarkcorp.com/.

          The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to their Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to a document incorporated by reference herein. Additional updating information with respect to the Company may be provided in the future by means of appendices of supplements to this Prospectus.


          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated by reference herein:

          Annual Report on Form 10-KSB/A filed on August 4, 1998 for the fiscal year ended December 31, 1997;
          Form NT 10-K filed March 31, 1998;
          Form 8-K filed on April 9, 1998;
          Form 8-K filed on May 12, 1998;
          Form NT 10-Q filed May 15, 1998;
          Form 10-QSB filed on May 21, 1998 for the fiscal quarter ended
            March 31, 1998
          Form 8-K filed on June 8, 1998;
          Form NT 10-Q filed August 17, 1998;
          Form 10-QSB/A filed on August 19, 1998 for the fiscal quarter ended March 31, 1998;
          Form 8-K filed on August 20, 1998;
          Form 10-QSB filed on August 31, 1998 for the fiscal quarter ended
            June 30, 1998;
          Preliminary Proxy Statement on Schedule 14A filed September 25, 1998; Definitive Proxy Statement filed on October 7, 1998;
          Form 8-K/A filed on October 19, 1998;
          Form NT 10-Q filed on November 16, 1998;
          Form 10-QSB filed on November 25, 1998 for the quarter ended
           September 30, 1998;
          Form 10-QSB/A filed on December 16, 1998 for the quarter ended
           September 30, 1998; and
          The description of the Company's Common Stock contained in the Definitive Proxy Statement filed on October 7, 1998.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

          Any statement contained in this Prospectus or in a document incorporated by reference shall be deemed to be modified by any inconsistent statement in the documents filed subsequently.

          The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein. Such requests should be directed to Secretary, Esynch Corporation, 4600 Campus Drive, Newport Beach, CA 92660, telephone number (949) 833-1220.


     THE COMPANY

     Esynch Corporation (OTC BB:ESYN), formerly a developer and publisher of MultiMedia software, recently acquired Intermark Corporation, SoftKat, Inc., and Sonoma Publishing Inc., which are software publishers and distributors.

     * Intermark is a computer software publisher. Its principal products are --

             eSynch(TM) -- eSynch(TM) is a proprietary sophisticated electronic software distribution ("ESD") system that allows a software product to be wrapped in a secure digital envelope and distributed across the Internet to online stores, malls, and other commerce locations including Intermark's online malls. The ESD system automates an optimized electronic delivery, security, tracking, and accountability protocol. Our target customers include dealers, resellers and end-users.

            WebSnake - WebSnake automates Web searching, filters Web data and retrieves specified information, so you can review it later at PC speeds, bypassing Web bottlenecks.

            CoolCat - CoolCat is an easy-to-use HTML editor, with professional features such as tag sets for every flavor of HTML, WebTV, Cold Fusion and JavaScript; comprehensive project-wide document management with integrated FTP; a built-in preview browser, and extended support for every significant HTML layout feature. It has pop-up property windows for links, font sizing and colors, horizontal rules, text formatting, and easy table and image layout handling.

             ESD Wrapper -eSynch Corporation has developed a sophisticated proprietary ESD solution that provides all of the benefits that ESD promises. Plus, eSynchESD addresses the pitfalls of predecessor technologies.
     In the eSynchESD solution, software to be downloaded is: digitally packaged; embedded with security, manufacturer, and dealer information; scanned and optimized for delivery, and then; wrapped in a secure digital envelope. Once digitally packaged, software is sent across the net to its destination, all completed securely, accurately, and with accountability. Plus, the process is automated using proprietary software that does not require human intervention. Literally, within minutes of receiving the "latest" from a developer/publisher, consumers are reaping the benefits

     *  Softkat is a computer software distributor.

     * Sonoma Publishing is a computer software publisher. Its products include several entertainment software titles.


     USE OF PROCEEDS

          The proceeds from the sale of each Selling Stockholder's Common Stock will belong to the Selling Stockholder. The Company will not receive any proceeds from such sales of the Common Stock.


     SELLING STOCKHOLDERS

          The shares offered hereby were issued to the Selling Stockholders pursuant to individual written consulting agreements with the Company, pursuant to which the Selling Stockholders provided bona fide services for the Company. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part. The following table sets forth the name of each Selling Stockholder; the number of shares of Common Stock owned by each such Selling Stockholder prior to the offering, and the number of shares and (if one percent or more) the percentage of the class to be owned by each such Selling Stockholder after the offering.

                                                            Shares Owned
                                                            After Offering
      ------------------------------------------------------------------------

     Name                    Shares                         Number      Percent
                             Prior to          Shares

                                                                        %

     Steve Bazsuly           210000            210000       0           0%
     Ian Nuttall             100000            100000       0           0%
     Brad Bacon              97500             30000        57500       58.9%
     Tom Kirk                65000             30000        35000       53.8%
                                                                        %
                                                                        %
                                                                        %
                                                                        %
                                                                        %
     TOTAL                   472500            370000       92500       25%

     * less than 1%


     PLAN OF DISTRIBUTION

          All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the over-the-counter bulletin board, or otherwise, at prices and terms then obtainable, or in negotiated transactions. In addition, the shares of Common Stock offered hereby may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholders. The Company will receive none of the proceeds from such sales.

          The Company is presently aware of no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of Common Stock described herein. The Company may file a supplemented Prospectus, pursuant to Rule 424(b) under the Securities Act, if it is required to do so and if it is notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock bought through a block trade, special offering, exchange distribution or secondary distribution.

          The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.


     LEGAL MATTERS

          The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Nick Yocca, Jr., counsel for the Company.


     EXPERTS

          The consolidated financial statements of the Company for the year ended December 31, 1997 appearing in its Annual Report on Form 10-KSB/A and financial statements of Intermark Corporation for the period ended September 30, 1997 appearing in its Form 8-K/A, have been audited by Hansen Barnett & Maxwell, independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Company's Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, a director will not be liable for monetary damages for breach of the director's fiduciary duty of care to the Company and its stockholders. This provision in the Restated Certificate of Incorporation does not eliminate a director's fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for (i) breach of the director's duty of loyalty to the Company or its stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (ii) acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, (iii) any transaction from which the director derives an improper personal benefit, (iv) acts or omissions involving reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of the risk of serious injury to the Company or its stockholders, (v) acts or omissions that constitute an unexpected pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, (vi) improper transactions between a director and the Company, and (vii) improper distributions and loans to directors and officers. This provision does not affect a director's responsibilities under any laws, such as the federal securities laws or state or federal environmental laws.

          In addition, the Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom the Company is required or permitted to indemnify. The Company has entered into agreements with its directors and executive officers, which requires the Company to indemnify them to the fullest extent permitted by law against certain losses they may incur in legal proceedings arising in connection with their services to the Company.

          Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.